Exhibit 99.1
NEWS RELEASE
January 31, 2007
PYR ENERGY CORPORATION
ADOPTS SHAREHOLDER RIGHTS PLAN
Denver, CO, January 31, 2007 — PYR Energy Corporation (AMEX: “PYR”) announced today that its Board of Directors has adopted a shareholder rights plan designed to ensure that all PYR Energy shareholders receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against abusive takeover tactics that limit the ability of all shareholders to realize the long-term value of their investment in PYR Energy.
To implement the plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of common stock, par value $0.001 per share, held of record on February 9, 2007, payable to stockholders of record on that date. The Rights will automatically trade with the underlying common stock and will not be exercisable.
The Rights will be exercisable only if, and upon the earlier to occur of, (a) ten business days after the public announcement that a person has acquired beneficial ownership of 15% or more of the Company’s outstanding shares of common stock, or (b) ten business days following the commencement of a tender or exchange offer by a person for 15% or more of the outstanding shares of common stock.
If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise. Initially, each right would entitle holders to purchase one one-thousandth of a share of PYR Energy’s newly created Series A Junior Participating Preferred Stock at an exercise price of $5.00. If a person acquires 15 percent or more of PYR Energy ‘s common stock in a transaction that was not approved by PYR Energy’s Board of Directors, each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $10.00 worth of PYR Energy’s common stock, or an equivalent amount of Series A Junior Participating Preferred Stock, for the $5.00 exercise price. If PYR Energy is involved in a merger or other transaction with another company that is not approved by PYR Energy’s Board of Directors, in which PYR Energy is not the surviving corporation, or which transfers more than 50 percent of PYR Energy’s assets to another company, then each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $10.00 worth of the acquiring company’s common stock for the $5.00 exercise price.
Following the acquisition by a person of beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock and prior to an acquisition of 50% or more of the outstanding shares of common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person), in whole or in part, at an exchange ratio of one share of common stock (or one one-thousandth of a share of the new series of junior participating preferred stock) per Right.

Prior to the acquisition by a person of beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock, the Rights are redeemable for $.01 per Right at the option of the Board of Directors subject to certain limitations. Unless the Rights are redeemed or exchanged earlier, they will expire on January 31, 2010.
A summary of the rights plan will be included in a Form 8-K to be filed by PYR Energy with the SEC and will also be mailed to shareholders of record of PYR Energy’s common stock shortly after the February 9, 2007 record date.
Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration, development, and production of natural gas and crude oil. At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.
# # #
This release contains forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity.
Contact:
Ken Berry, President & CEO
Tucker Franciscus, Vice President
1675 Broadway, Suite 2450
Denver, CO 80202
303.825.3748
Fax: 303.825.3768